Exhibit 99.1

Head Office: PO Box 1012, Guelph ON, Canada N1H 6N1 Phone: (519) 837-2444 | Fax: (519) 836-1914 Web: www.emj.ca | TSX Symbol: EMJ

Press Release

FOR IMMEDIATE RELEASE

SHAREHOLDERS OF EMJ DATA SYSTEMS APPROVE

AMALGAMATION WITH

SYNNEX CANADA ACQUISITION LIMITED

GUELPH, ON – November 19, 2004 – EMJ Data Systems Ltd. (TSX: EMJ) announced today that at the annual and special meeting of shareholders held on November 17, 2004, its shareholders approved, among other things, a subsequent acquisition transaction involving an amalgamation of EMJ and SYNNEX Canada Acquisition Limited (“SYNNEX Acquisition”).

Subject to the satisfaction of the conditions contained in the Amalgamation Agreement between EMJ and SYNNEX Acquisition and the filing of articles of amalgamation, the amalgamation is expected to occur on December 1, 2004.

Pursuant to the amalgamation, SYNNEX Canada Limited will become the sole holder of EMJ common shares and the holders of EMJ common shares that were not acquired by SYNNEX Acquisition on September 18, 2004 under its Offer dated August 9, 2004, will receive Cdn. $6.60 per common share in cash, the same price per share paid under the Offer.

About EMJ Data Systems Ltd.:

EMJ Data Systems Ltd., headquartered in Guelph, Ontario, is a Canadian, publicly owned distributor of computer products and peripherals. EMJ specializes in niche market products for Apple, Bar Coding/Auto -ID/Point-of-Sale, Build-To-Order, Digital Video, Networking and Security applications. EMJ has Canadian branch offices in Vancouver, Calgary, Winnipeg, Montreal, and Halifax, as well as one office in the United States. EMJ’s common shares are traded on the Toronto Stock Exchange (TSX) under the symbol EMJ. For more information about EMJ, visit www.emj.ca.

For information, contact:

Jim Estill, President

EMJ Data Systems Ltd.

P. O. Box 1012, Guelph, ON N1H 6N1

(519) 837-2444, ext. 213